SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 21, 2012

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, VA 23452

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As of December 21, 2012, the Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Registrant”), through Wheeler Real Estate Investment Trust, L.P., a Virginia limited partnership of which the Registrant is the sole general partner (“WHLP”), acquired all of the outstanding membership interests in Surrey Plaza Associates, LLC (“Surrey”), from the 27 members of Surrey. The aggregate purchase price for the transaction was approximately $2.3 million (the “Aggregate Purchase Price”), which was comprised of 83,748 units of membership interest in WHLP (at a fair market value of $5.90 per unit) and assumption of $1,745,530 in bank indebtedness. The Registrant, through WHLP, has subsequently repaid all of the assumed indebtedness. The Registrant paid Wheeler Interests, LLC, a Virginia limited liability company (“Wheeler Interests”), an assumption fee equal to 1% of the Aggregate Purchase Price in cash. The cash paid by the Registrant in connection with this transaction was generated pursuant to the Registrant’s initial public offering earlier this year.

Surrey’s sole asset is Surrey Plaza (the “Plaza”), a grocery-anchored shopping center located in Hawkinsville, Georgia, a city approximately 45 miles south of Macon, Georgia. The property is located along the Golden Isles Parkway, a well-traveled connector between I-95 and I-75. The Plaza was built in 1993 and is currently 100% leased. The Plaza’s tenant base includes well-known grocery/retail anchors (Harvey’s Supermarket and Rite-Aid). These anchor tenants lease approximately 86% of the Plaza’s gross leasable area.

Mr. Wheeler, the Chairman and President of the Registrant, is the sole shareholder of Wheeler Interests.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

See material provided in response to Item 1.01.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

The Registrant will file requisite financial information for the acquired business no later than 71 calendar days after the initial filing of this Current Report on Form 8-K.

(b)	Pro forma financial information.

See above.

(c)	Shell company transactions.

None.

(d)	Exhibits.

None.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and President

Dated: December 28, 2012